[ACCESS AMERICA LETTERHEAD]




May 19, 1998



Mr.s George Khoury and Barry Sytner


Sent via fax to 305 446 4429 and 310 246 1612


Dear George and Barry:

This letter will confirm in principle, our intention to enter into a joint venture between Access America and GMC Holdings, Inc.

The purpose of this joint venture is two fold: firstly, to identify and secure existing infomercials/products suitable for airing; secondly, to establish a time-bank of up to $15,000,000, to be used expressly to air the infomercials/products selected.

The revenues generated by the infomercials/products will be split among the parties in this joint venture. The actual split ratio of each infomercial/product will be determined prior to its first telecast. Also, Access America will make the final judgement as to the suitability of each infomercial/product for air.


Sincerely,

/s/ Dick Wharton

Richard Wharton
Vice President